Exhibit 4.30

English Summary

of

Supplemental Agreement

to

the Interconnection Settlement Agreement

Between

China Telecom Corporation Limited

and

China Telecommunications Corporation

China Telecommunications Corporation (“Party A”) and China Telecom Corporation Limited (“Party B”) entered into the Interconnection Settlement Agreement on September 10, 2002 and renewed the agreement on August 30, 2006 and December 31, 2008.

Party A and Party B entered into the Supplemental Agreement to the Interconnection Settlement Agreement (the “Supplemental Agreement”) on July 27, 2008 to amend the Interconnection Settlement Agreement.

The key terms and conditions of the Supplemental Agreement are as follows:

1.	Article 6 of the Interconnection Settlement Agreement regarding interconnection settlement principles and methods shall be amended as follows:

6.1	Both Parties mutually agree that the domestic voice inter-network settlement arrangement under this Agreement shall only be applicable to the settlement between both Parties.

6.2	Settlement rate:

Party A shall pay Party B at a rate of RMB0.06 per minute if a long distance call originated from Party A; Party B shall pay Party A at a rate of RMB0.06 per minute if a long distance call originated from Party B; there is no settlement arrangement between the Parties for a local call originated from Party A; Party B shall pay Party A at a rate of RMB0.06 per minute if a local call originated from Party B. The detailed calculation is as follows:

Party B’s settlement expense = Usage of long distance calls from Party B to Party A × RMB 0.06 per minute + Usage of local calls usage from Party B to Party A × RMB 0.06 per minute

Party B’s settlement revenue = Usage of long distance calls from Party A to Party B × RMB 0.06 per minute

6.3	Principles of Billing and Checking

The Party from which a telephone call originated is the party being billed, and the Party terminating the telephone call made to its local access network is the party to double-check the bill in the settlement.

Should the difference between the billing data provided by both Parties be less than or equal to 3% (both Parties shall respectively issue settlement statements and the data provided by the party being billed shall be the base for calculating the difference, with the same applicable hereinafter), the amount of settlement calculated by the party being billed shall prevail.

Should the difference between the billing data provided by both Parties be more than 3%, the lower billing data shall be the amount of the pre-settlement. Meanwhile, both Parties shall organize relevant personnel to investigate the cause of the difference and correct the mistake and confirm acceptance of billing equipment mutually. After finding out the cause, the relevant Party shall refund any overpayment or make a supplemental payment for any deficiency in accordance with the verified amount.

6.4	Settlement procedures

Settlement regions: Tianjin Municipality, Hebei Province, Heilongjiang Province, Jilin Province, Liaoning Province, Shanxi Province, Henan Province, Shandong Province, Inner Mongolia Autonomous Region, Tibetan Autonomous Region and Beijing Municipality.

Settlement period: by month.

Payment method: the Party having more usage in the same month shall pay the other Party the relevant amount corresponding to the difference between the usages of both Parties.

2.	The formation, validity, performance and interpretation of the Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

3.	Any dispute arising between the Parties concerning the validity, interpretation or performance of the Supplemental Agreement shall firstly be resolved through friendly negotiation. In case no settlement can be reached through friendly negotiation within thirty (30) days upon the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

4.	The Supplemental Agreement shall become effective on October 1, 2008.

5.	If there is any conflict between the Interconnection Settlement Agreement and the Supplemental Agreement after the Supplemental Agreement becomes effective, the Supplemental Agreement shall prevail.

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